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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                     (AMENDMENT NO. 1 - FINAL AMENDMENT)

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             Arris Group, Inc.
------------------------------------------------------------------------------
                              (Name of Issuer)


                       Common Stock, $0.01 par value
------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 04269Q100
                    -----------------------------------
                               (CUSIP Number)

                             December 31, 2004
                    -----------------------------------
          (Date of Event which Requires Filing of this Statement)
------------------------------------------------------------------------------



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                |_| Rule 13d-1(b)

                |X| Rule 13d-1(c)

                |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                          ----------------------
CUSIP NO. 04269Q100                       13G               PAGE 2 OF 9 PAGES
-------------------------------                          ----------------------


--------- ---------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                            Ziff Asset Management, L.P.
--------- ---------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)                                    (A) |_|
                                                                (B) |_|
--------- ---------------------------------------------------------------------
    3     SEC USE ONLY
--------- ---------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                            Delaware
                        ------ ------------------------------------------------
                          5    SOLE VOTING POWER

       NUMBER OF                        0

         SHARES
                        ------ ------------------------------------------------
                          6    SHARED VOTING POWER
      BENEFICIALLY
                                        0
        OWNED BY
                        ------ ------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER

                                        0
       REPORTING
                        ------ ------------------------------------------------
         PERSON           8    SHARED DISPOSITIVE POWER
          WITH
                                        0
--------- ---------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   0
--------- ---------------------------------------------------------------------
    10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                        |_|
--------- ---------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   0.0%
--------- ---------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   PN
--------- ---------------------------------------------------------------------

-------------------------------                          ----------------------
CUSIP NO. 04269Q100                       13G               PAGE 3 OF 9 PAGES
-------------------------------                          ----------------------


--------- ---------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                            PBK Holdings, Inc.
--------- ---------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)                                    (A) |_|
                                                                (B) |_|
--------- ---------------------------------------------------------------------
    3     SEC USE ONLY
--------- ---------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                            Delaware
                        ------ ------------------------------------------------
                          5    SOLE VOTING POWER

       NUMBER OF                        0

         SHARES
                        ------ ------------------------------------------------
                          6    SHARED VOTING POWER
      BENEFICIALLY
                                        0
        OWNED BY
                        ------ ------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER

                                        0
       REPORTING
                        ------ ------------------------------------------------
         PERSON           8    SHARED DISPOSITIVE POWER
          WITH
                                        0
--------- ---------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   0
--------- ---------------------------------------------------------------------
    10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                        |_|
--------- ---------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   0.0%
--------- ---------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   CO
--------- ---------------------------------------------------------------------

-------------------------------                          ----------------------
CUSIP NO. 04269Q100                       13G               PAGE 4 OF 9 PAGES
-------------------------------                          ----------------------


--------- ---------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                            Philip B. Korsant
--------- ---------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)                                    (A) |_|
                                                                (B) |_|
--------- ---------------------------------------------------------------------
    3     SEC USE ONLY
--------- ---------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States of America
                        ------ ------------------------------------------------
                          5    SOLE VOTING POWER

       NUMBER OF                        0

         SHARES
                        ------ ------------------------------------------------
                          6    SHARED VOTING POWER
      BENEFICIALLY
                                        0
        OWNED BY
                        ------ ------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER

                                        0
       REPORTING
                        ------ ------------------------------------------------
         PERSON           8    SHARED DISPOSITIVE POWER
          WITH
                                        0
--------- ---------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   0
--------- ---------------------------------------------------------------------
    10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                        |_|
--------- ---------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   0.0%
--------- ---------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
--------- ---------------------------------------------------------------------

ITEM 1.    (A) NAME OF ISSUER

Arris Group, Inc. ("ARRS")

ITEM 1.    (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

11450 Technology Circle
Duluth, GA  30097

ITEM 2.    (A)  NAME OF PERSON FILING

This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons")*:

(i)   Ziff Asset Management, L.P. ("ZAM")
(ii)  PBK Holdings, Inc. ("PBK")
(iii) Philip B. Korsant

* Attached as Exhibit A is a copy of an agreement among the Reporting Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2.    (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

Ziff Asset Management, L.P.
283 Greenwich Avenue
Greenwich, CT  06830

PBK Holdings, Inc.
283 Greenwich Avenue
Greenwich, CT  06830

Philip B. Korsant
283 Greenwich Avenue
Greenwich, CT  06830

ITEM 2.    (C)  CITIZENSHIP

See Item 4 of the attached cover pages.

ITEM 2.    (D)  TITLE OF CLASS OF SECURITIES

Common Stock, $0.01 par value.

ITEM 2.    (E)  CUSIP NUMBER.

04269Q100

ITEM 3.

Not applicable as this Schedule is filed pursuant to Rule 13d-1(c).

ITEM 4.    OWNERSHIP.

(a)   Amount beneficially owned:

      See Item 9 of the attached cover pages.

(b)   Percent of class:

      See Item 11 of the attached cover pages.

(c)   Number of shares as to which such person has:

      (i)  Sole power to vote or to direct the vote:

           See Item 5 of the attached cover pages.

      (ii) Shared power to vote or to direct the vote:

           See Item 6 of the attached cover pages.

      (iii)Sole power to dispose or to direct the disposition:

           See Item 7 of the attached cover pages.

      (iv) Shared power to dispose or to direct the disposition:

           See Item 8 of the attached cover pages.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Item 5 is hereby amended and restated in its entirety as follows:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Item 6 is hereby amended and restated in its entirety as follows:

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

ITEM 10.   CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 3, 2005

                                        ZIFF ASSET MANAGEMENT, L.P.
                                        By: PBK Holdings, Inc., its general
                                            partner


                                        By: /s/ David Gray
                                            ------------------------------------
                                            Name:  David Gray
                                            Title: Vice President


                                        PBK HOLDINGS, INC.


                                        By: /s/ David Gray
                                            ------------------------------------
                                            Name:  David Gray
                                            Title: Vice President



                                            /s/ Philip B. Korsant
                                            ------------------------------------
                                                   Philip B. Korsant